Exhibit 10.10.A.1

                                 Promissory Note


$50,976.00                                                       August 7, 1997


For value received, for the assignment of that certain patent pending dated July 28, 1995, know by serial number GINPA015 assigned by Mr. Murray Ginsberg, to Ginsite Materials, Inc. Three Hundred and Sixty (360) days after date, the undersigned promise(s) to pay Mr. Murry Ginsberg or order the sum of Fifty Thousand and Nine Hundred and Seventy Six ($50,976.00) dollars, in Three Hundred Sixty (360) days after date the entire amount of this note is fully paid and satisfied with interest at the rate of 6.343% per annum payable at the due date of said promissory note. Mr. Murray Ginsberg at his options can renew said promissory note for any additional Three Hundred Sixty (360) days with the same terms and conditions.

This said note is unsecured by any collateral or personal guarantees by Mr. Murray Ginsberg by Ginsite Materials, Inc.

Default in payment after due date, shall at the option of the holder render the entire amount of this note individually due and payable, with costs of collection including a reasonable attorney's fee.

Each and every party to this instrument, either as makers, endorser, or otherwise, hereby waives for presentment for payment, notice of dishonor, protest, and notice of protest hereof, and also waives any and all defenses on the ground of any extensions or partial payments which may be accepted by the holder hereof or after default.


/s/Audrey Max                               /s/ Murray Ginsberg
-------------                                -------------------
Audrey Max, Secretary                       Murray Ginsberg, President/CEO
For Ginsite Materials, Inc.                        For Ginsite Materials, Inc.